EX-FILING FEES
Exhibit 107

Calculation of Filing Fee Tables

Form S-4
(Form Type)

EURONET WORLDWIDE, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, par value $0.02 per share	Rule 457(c) and Rule 457(f)(1)	2,598,263(1)	—	$224,143,578(1)	0.00015310	$34,316.38
Fees Previously Paid				—		—		—
Carry Forward Securities
Carry Forward Securities				—		—		—
	Total Offering Amounts					$224,143,578		$34,316.38
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$34,316.38

(1)
(1)      The amount registered represents the estimated maximum number of shares of common stock, par value $0.02 per share (the "Euronet Common Stock"), of Euronet Worldwide, Inc. (the "Registrant") to be issued upon the completion of the merger (the "Merger") by the Agreement and Plan of Merger (the "Merger Agreement"), dated July 30, 2025, among the Registrant, CoreCard Corporation, a Georgia corporation ("CoreCard"), and Genesis Merger Sub Inc., a Georgia corporation and wholly owned direct subsidiary of the Registrant, and is estimated as the product of (a) the maximum exchange ratio in the Merger Agreement of 0.3142 multiplied by (b) 8,269,455 shares of Common Stock, par value $0.01 of CoreCard ("CoreCard Common Stock"), which is the sum of (i) 7,792,382 shares of CoreCard Common Stock outstanding as of September 3, 2025; and (ii) 477,073 shares of CoreCard Common Stock underlying certain Restricted Stock Units as of September 3, 2025.

The maximum aggregate offering price is estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and calculated pursuant to Rule 457(c) and Rule 457(f)(1) under the Securities Act. The maximum aggregate offering price ($224,143,578) is the product of (i) $27.105, the average of the high and low prices per share of CoreCard Common Stock as of September 3, 2025, which is within five business days prior to the filing of this Registration Statement on Form S-4, and (ii) 8,269,455, the estimated maximum number of shares of CoreCard Common Stock that may be exchanged for Euronet Common Stock, calculated as described above.